Exhibit 99.7

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is entered into as of September 27, 2021, by and among Jack E. Golsen, an individual (“J. Golsen”), Steven J. Golsen, an individual (“S. Golsen”), Barry H. Golsen, an individual (“B. Golsen”), Linda Golsen Rappaport, an individual (“L. Rappaport”), Golsen Family LLC, an Oklahoma limited liability company (“Family LLC”), SBL LLC, an Oklahoma limited liability company (“SBL LLC”), and Golsen Petroleum Corp., an Oklahoma corporation (“GPC” and together with J. Golsen, S. Golsen, B. Golsen, L. Rappaport, Family LLC, SBL LLC and GPC, each a “Golsen Holder” and, collectively, the “Golsen Holders”), and LSB Funding LLC, a Delaware limited liability company (“LSB Funding”).

WHEREAS, LSB Funding and the Golsen Holders are parties to that certain Letter Agreement, dated as of December 4, 2015 (the “Letter Agreement”); and

WHEREAS, LSB Funding and the Golsen Holders desire to terminate the Letter Agreement as of the date hereof.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Letter Agreement. LSB Funding and the Golsen Holders hereby terminate the Letter Agreement and any amendments, annexes or exhibits thereto in all respects as of the date hereof without any further action of LSB Funding or the Golsen Holders such that the Letter Agreement and any amendments, annexes or exhibits thereto be of no further force and effect, and no party thereto shall have any surviving obligations, rights or duties thereunder.

2. Amendments. No amendment, change, modification or termination of this Agreement or any part hereof shall be effective or binding unless made in writing and signed by each party hereto.

3. Severability. Should any provision of this Agreement be declared or be determined to be illegal, invalid or otherwise unenforceable, the validity of the remaining parts, terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and said illegal or invalid parts, terms or provisions shall be deemed not to be a part of this Agreement.

4. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which when taken together shall constitute one and the same instrument as if the parties hereto had executed the same instrument.

6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and representations, whether written or oral, related to the subject matter hereof.

7. Governing Law. This Agreement and the rights and obligations hereunder shall be governed in all respects by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the day and year first above written.

LSB FUNDING LLC

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Manager

[Signature Page to Termination Agreement (Golsen Letter Agreement)]

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the day and year first above written.

/s/ Jack E. Golsen
Jack E. Golsen

/s/ Barry H. Golsen
Barry H. Golsen

/s/ Steven J. Golsen
Steven J. Golsen

/s/ Linda Golsen Rappaport
Linda Golsen Rappaport

GOLSEN FAMILY LLC

By:	/s/ Steven J. Golsen
Name: Steven J. Golsen
Title: Manager

SBL LLC

By:	/s/ Steven J. Golsen
Name: Steven J. Golsen
Title: President

GOLSEN PETROLEUM CORP.

By:	/s/ Steven J. Golsen
Name: Steven J. Golsen
Title: President